Exhibit 23.2

April 30, 2004

United States Securities and
  Exchange Commission
Washington, DC 20549

Form S-3 Registration Statement-Investors Real Estate Trust

We consent to the incorporation directly or by reference in the Registration Statement of Investors Real Estate Trust, on Form S-3 dated April 30, 2004, of our Legality and Tax Matters opinion letters dated April 30, 2004. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

PRINGLE & HERIGSTAD, P.C.

By:	/s/ David J. Hogue

David J. Hogue